Exhibit 99.1

FIRSTENERGY TRANSMISSION, LLC AND SUBSIDIARIES

AUDITED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2020, 2019 AND 2018

GLOSSARY OF TERMS

The following abbreviations and acronyms may be used in these financial statements to identify FirstEnergy Transmission, LLC and its current and former subsidiaries and affiliated companies:

AE Supply	Allegheny Energy Supply Company, LLC, an unregulated affiliated company
ATSI	American Transmission Systems, Incorporated, formerly a direct subsidiary of FE that became a subsidiary of FET in April 2012, which owns and operates transmission facilities
CEI	The Cleveland Electric Illuminating Company, an Ohio electric utility operating affiliated company
FE	FirstEnergy Corp., a public utility holding company
FE Board	The Board of Directors of FirstEnergy Corp.
FENOC	Energy Harbor Nuclear Corp. (formerly known as FirstEnergy Nuclear Operating Company), a subsidiary of EH, which operates NG’s nuclear generating facilities
FES	Energy Harbor LLC. (formerly known as FirstEnergy Solutions Corp.), a subsidiary of EH, which provides energy-related products and services
FESC	FirstEnergy Service Company, which provides legal, financial and other corporate support services
FET	FirstEnergy Transmission, LLC, formerly known as Allegheny Energy Transmission, LLC, which is the parent of ATSI, KATCo, MAIT and, TrAIL and has a joint venture in PATH
FEV	FirstEnergy Ventures Corp., which invests in certain unregulated enterprises and business ventures
FirstEnergy	FirstEnergy Corp., together with its consolidated subsidiaries
GPU	GPU, Inc., former parent of JCP&L, ME and PN, that merged with FE on November 7, 2001
JCP&L	Jersey Central Power & Light Company, a New Jersey electric utility operating affiliated company
KATCo	Keystone Appalachian Transmission Company
MAIT	Mid-Atlantic Interstate Transmission, LLC, a subsidiary of FET, which owns and operates transmission facilities
ME	Metropolitan Edison Company, a Pennsylvania electric utility operating affiliated company
MP	Monongahela Power Company, a West Virginia electric utility operating affiliated company
OE	Ohio Edison Company, an Ohio electric utility operating affiliated company
Ohio Companies	CEI, OE and TE
PATH	Potomac-Appalachian Transmission Highline, LLC, a joint venture between FE and a subsidiary of AEP
PATH-Allegheny	PATH Allegheny Transmission Company, LLC
PATH-WV	PATH West Virginia Transmission Company, LLC
PE	The Potomac Edison Company, a Maryland and West Virginia electric utility operating affiliated company
Penn	Pennsylvania Power Company, a Pennsylvania electric utility operating subsidiary of OE
PN	Pennsylvania Electric Company, a Pennsylvania electric utility operating affiliated company
TE	The Toledo Edison Company, an Ohio electric utility operating affiliated company
TrAIL	Trans-Allegheny Interstate Line Company, a subsidiary of FET, which owns and operates transmission facilities
Utilities	OE, CEI, TE, Penn, JCP&L, ME, PN, MP, PE and WP
WP	West Penn Power Company, a Pennsylvania electric utility operating affiliated company

The following abbreviations and acronyms may be used to identify frequently used terms in these financial statements:
ADIT	Accumulated Deferred Income Taxes
AEP	American Electric Power Company, Inc.
AFUDC	Allowance for Funds Used During Construction
AMT	Alternative Minimum Tax
ASC	Accounting Standard Codification
ASU	Accounting Standards Update
COVID-19	Coronavirus disease 2019
D.C. Circuit	United States Court of Appeals for the District of Columbia Circuit
EEI	Edison Electric Institute
EPA	United States Environmental Protection Agency
ERO	Electric Reliability Organization
FASB	Financial Accounting Standards Board
FERC	Federal Energy Regulatory Commission
FPA	Federal Power Act
GAAP	Accounting Principles Generally Accepted in the United States of America
HB 6	Ohio House Bill 6
IRS	Internal Revenue Service
i

kV	Kilovolt
MISO	Midcontinent Independent System Operator, Inc.
MVP	Multi-Value Project
N.D. Ohio	Northern District of Ohio
NERC	North American Electric Reliability Corporation
NOL	Net Operating Loss
NOPR	Notice of Proposed Rulemaking
OAG	Ohio Attorney General
OPEB	Other Post-Employment Benefits
PJM	PJM Interconnection, L.L.C.
PJM Region	The aggregate of the zones within PJM
PJM Tariff	PJM Open Access Transmission Tariff
PUCO	Public Utilities Commission of Ohio
RFC	ReliabilityFirst Corporation
ROE	Return on Equity
RTO	Regional Transmission Organization
SAB	SEC Staff Accounting Bulletin
S.D. Ohio	Southern District of Ohio
SEC	United States Securities and Exchange Commission
Tax Act	Tax Cuts and Jobs Act adopted December 22, 2017
TO	Transmission Owner
VIE	Variable Interest Entity

Report of Independent Auditors

To Management and the Board of Directors
Of FirstEnergy Transmission, LLC

We have audited the accompanying consolidated financial statements of FirstEnergy Transmission, LLC and its subsidiaries (the “Company”), which comprise the consolidated balance sheets as of December 31, 2020 and 2019, and the related consolidated statements of income, of equity, and of cash flows for each of the three years in the period ended December 31, 2020.

Management's Responsibility for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on the consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on our judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, we consider internal control relevant to the Company's preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of FirstEnergy Transmission, LLC and its subsidiaries as of December 31, 2020 and 2019, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2020 in accordance with accounting principles generally accepted in the United States of America.

/s/ PricewaterhouseCoopers LLP
Cleveland, Ohio
February 25, 2021

FIRSTENERGY TRANSMISSION, LLC
CONSOLIDATED STATEMENTS OF INCOME

	For the Years Ended December 31,
(In millions)	2020	2019	2018

REVENUES	$1,316	$1,234	$1,065

OPERATING EXPENSES:
Other operating expenses	188	195	174
Provision for depreciation	241	216	190
Amortization/deferral of regulatory assets/liabilities, net	14	13	14
General taxes	223	199	183
Total operating expenses	666	623	561

OPERATING INCOME	650	611	504

OTHER INCOME (EXPENSE):
Miscellaneous income, net	10	13	6
Pension and OPEB mark-to-market adjustment	(32)	(48)	(8)
Interest expense	(195)	(177)	(148)
Capitalized financing costs	34	28	36
Total other expense	(183)	(184)	(114)

INCOME BEFORE INCOME TAXES	467	427	390

INCOME TAXES	97	79	77

NET INCOME	370	348	313

Income attributable to noncontrolling interest	61	59	51

NET INCOME AVAILABLE TO PARENT	$309	$289	$262

The accompanying Notes to Consolidated Financial Statements are an integral part of these financial statements.

FIRSTENERGY TRANSMISSION, LLC
CONSOLIDATED BALANCE SHEETS

(In millions)	December 31, 2020	December 31, 2019

ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$221	$71
Receivables-
Affiliated companies	37	63
Other, net of allowance for uncollectible accounts of $3 in 2020 and $4 in 2019	65	53
Notes receivable from affiliated companies	1,034	516
Prepaid taxes and other	17	20
	1,374	723
PROPERTY, PLANT AND EQUIPMENT:
In service	9,756	9,114
Less — Accumulated provision for depreciation	1,899	1,722
	7,857	7,392
Construction work in progress	521	404
	8,378	7,796
OTHER PROPERTY AND INVESTMENTS:
Investment in non-affiliated companies	19	18
Other	6	6
	25	24
DEFERRED CHARGES AND OTHER ASSETS:
Goodwill	224	224
Regulatory assets	3	2
Property taxes	230	227
Operating lease right-of-use asset	413	414
Other	12	8
	882	875
	$10,659	$9,418
LIABILITIES AND CAPITALIZATION
CURRENT LIABILITIES:
Short-term borrowings-
Affiliated companies	$409	$325
Other	1,000	—
Accounts payable - affiliated companies	9	61
Accrued taxes	226	204
Accrued interest	60	54
Other	6	7
	1,710	651
CAPITALIZATION:
Member's equity	1,057	1,055
Retained earnings	991	1,057
Total member's equity	2,048	2,112
Noncontrolling interest	753	751
Total equity	2,801	2,863
Long-term debt and other long-term obligations	4,096	3,846
	6,897	6,709
NONCURRENT LIABILITIES:
Accumulated deferred income taxes	1,037	983
Property taxes	230	227
Regulatory liabilities	334	400
Noncurrent operating lease obligation	407	408
Other	44	40
	2,052	2,058
COMMITMENTS AND CONTINGENCIES (NOTE 9)
	$10,659	$9,418

The accompanying Notes to Consolidated Financial Statements are an integral part of these financial statements.

FIRSTENERGY TRANSMISSION, LLC
CONSOLIDATED STATEMENTS OF EQUITY

	Member's Equity	Retained Earnings	Noncontrolling Interest	Total Equity
(In millions)
Balance, January 1, 2018	$1,050	$956	$750	$2,756
Net income		262	51	313
Consolidated tax benefit allocation	2			2
Cash dividends paid to common stockholders		(300)	—	(300)
Cash dividends paid to noncontrolling interest			(47)	(47)
Balance, December 31, 2018	$1,052	$918	$754	$2,724
Net income		289	59	348
Consolidated tax benefit allocation	3			3
Cash dividends paid to common stockholders		(150)	—	(150)
Cash dividends paid to noncontrolling interest			(62)	(62)
Balance, December 31, 2019	$1,055	$1,057	$751	$2,863
Net income		309	61	370
Consolidated tax benefit allocation	2		—	2
Cash dividends paid to common stockholders		(375)		(375)
Cash dividends paid to noncontrolling interest			(59)	(59)
Balance, December 31, 2020	$1,057	$991	$753	$2,801

The accompanying Notes to Consolidated Financial Statements are an integral part of these financial statements.

FIRSTENERGY TRANSMISSION, LLC
CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Years Ended December 31,
(In millions)	2020	2019	2018

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$370	$348	$313
Adjustments to reconcile net income to net cash from operating activities-
Depreciation and amortization	259	247	218
Pension and OPEB mark-to-market adjustment	32	48	8
Deferred income taxes and investment tax credits, net	43	108	110
Allowance for equity funds used during construction	(26)	(22)	(31)
Transmission revenue collections, net	(31)	(59)	26
Changes in current assets and liabilities-
Receivables	17	(37)	70
Prepaid taxes and other current assets	3	—	(3)
Accounts payable	(96)	(38)	(19)
Accrued taxes	22	14	17
Accrued interest	6	6	3
Other current liabilities	1	—	—
Other	(13)	(14)	(19)
Net cash provided from operating activities	587	601	693

CASH FLOWS FROM FINANCING ACTIVITIES:
New financing-
Long-term debt	250	600	550
Short-term borrowings-
Affiliated companies, net	308	313	11
Other, net	1,000	—	—
Redemptions and Repayments-
Short-term borrowings - affiliated companies, net	(224)	(12)	(345)
Cash dividends paid to noncontrolling shareholder	(59)	(62)	(47)
Common stock dividend payments	(375)	(150)	(300)
Other	(5)	(6)	(6)
Net cash provided from financing activities	895	683	(137)

CASH FLOWS FROM INVESTING ACTIVITIES:
Property additions	(764)	(830)	(818)
Loans to affiliated companies, net	(518)	(396)	314
Asset removal costs	(50)	(65)	(51)
Other	—	(7)	1
Net cash used for investing activities	(1,332)	(1,298)	(554)

Net change in cash, cash equivalents, and restricted cash	150	(14)	2
Cash, cash equivalents, and restricted cash at beginning of period	71	85	83
Cash, cash equivalents, and restricted cash at end of period	$221	$71	$85

SUPPLEMENTAL CASH FLOW INFORMATION:
Cash paid during the year-
Interest (net of amounts capitalized)	$179	$160	$136
Income taxes, net of refunds	$2	$30	$(85)
The accompanying Notes to Consolidated Financial Statements are an integral part of these financial statements.

FIRSTENERGY TRANSMISSION, LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FIRSTENERGY TRANSMISSION, LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
1. ORGANIZATION AND BASIS OF PRESENTATION

Unless otherwise indicated, defined terms and abbreviations used herein have the meanings set forth in the accompanying Glossary of Terms.

FET, a subsidiary of FE, is the parent of ATSI, MAIT, PATH, KATCo and TrAIL. Through its subsidiaries, FET owns and operates high-voltage transmission facilities in the PJM Region. FET's subsidiaries are subject to regulation by FERC and applicable state regulatory authorities.

FET and its subsidiaries consolidate all majority-owned subsidiaries over which they exercise control and, when applicable, entities for which they have a controlling financial interest.Intercompany transactions and balances are eliminated in consolidation as appropriate and permitted pursuant to GAAP. FET and its subsidiaries consolidate a VIE (MAIT) when it is determined that it is the primary beneficiary. An enterprise has a controlling financial interest if it has both power and economic control, such that an entity has: (i) the power to direct the activities of a VIE that most significantly impact the entity’s economic performance; and (ii) the obligation to absorb losses of the entity that could potentially be significant to the VIE or the right to receive benefits from the entity that could potentially be significant to the VIE.

MAIT, which is organized under Delaware law, is a subsidiary of FET, a direct subsidiary of FE. Following receipt of necessary regulatory approvals, on January 31, 2017, MAIT issued membership interests to FET, PN and ME in exchange for their respective cash and transmission asset contributions. MAIT owns and operates all of the FERC-jurisdictional transmission assets previously owned by ME and PN, consisting of approximately 4,260 circuit miles of transmission lines with nominal voltages of 500 kV, 345 kV, 230 kV, 138 kV, 115 kV, 69 kV and 46 kV in the PJM Region. MAIT's assets and liabilities as of December 31, 2020, were $2.2 billion and $1.1 billion, respectively.

FET follows GAAP and complies with the regulations, orders, policies and practices prescribed by FERC and applicable state regulatory authorities. The preparation of consolidated financial statements in conformity with GAAP requires management to make periodic estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses and disclosure of contingent assets and liabilities. Actual results could differ from these estimates. The reported results of operations are not necessarily indicative of results of operations for any future period. FET has evaluated events and transactions for potential recognition or disclosure through February 25, 2021, the date the financial statements were issued.

Certain prior year amounts have been reclassified to conform to the current year presentation.

    COVID-19

The outbreak of COVID-19 is a global pandemic. FirstEnergy is continuously evaluating the global pandemic and taking steps to mitigate known risks. FirstEnergy is actively monitoring the continued impact COVID-19 is having on its customers’ receivable balances, which include increasing arrears balances since the pandemic has begun. FirstEnergy has incurred, and it is expected to incur for the foreseeable future, incremental uncollectible and other COVID-19 pandemic related expenses. COVID-19 related expenses consist of additional costs that FirstEnergy is incurring to protect its employees, contractors and customers, and to support social distancing requirements. These costs include, but are not limited to, new or added benefits provided to employees, the purchase of additional personal protection equipment and disinfecting supplies, additional facility cleaning services, initiated programs and communications to customers on utility response, and increased technology expenses to support remote working, where possible. The full impact on FirstEnergy’s business from the COVID-19 pandemic, including the governmental and regulatory responses, is unknown at this time and difficult to predict. FirstEnergy provides a critical and essential service to its customers and the health and safety of its employees, contractors and customers is its first priority. FirstEnergy is continuously monitoring its supply chain and is working closely with essential vendors to understand the continued impact the COVID-19 pandemic is having on its business, however, FirstEnergy does not currently expect disruptions in its ability to deliver service to customers or any material impact on its capital spending plan.

FirstEnergy continues to effectively manage operations during the pandemic in order to provide critical service to customers and believes it is well positioned to manage through the economic slowdown. FirstEnergy Distribution and Transmission revenues benefit from geographic and economic diversity across a five-state service territory, which also allows for flexibility with capital investments and measures to maintain sufficient liquidity over the next twelve months. However, the situation remains fluid and future impacts to FirstEnergy that are presently unknown or unanticipated may occur. Furthermore, the likelihood of an impact to FirstEnergy, and the severity of any impact that does occur, could increase the longer the global pandemic persists.

FIRSTENERGY TRANSMISSION, LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
REVENUES AND RECEIVABLES

Under a formula rate mechanism approved by the FERC, FET's subsidiaries make annual filings in order to recover incurred costs and an allowed return. An initial rate filing is made for each calendar year using estimated costs, which is used to determine the initial billings to customers. All prudently incurred allowable operation and maintenance costs, a return earned on rate base and income taxes are recovered or refunded through a subsequent true-up mechanism. As such, FET recognizes revenue as it incurs recoverable costs and earns the allowed return. Any differences between revenues earned based on actual costs and the amounts billed based on estimated costs are recognized as a regulatory asset or liability, and will be recovered or refunded, respectively, in subsequent periods.

Other receivables include PJM receivables resulting from transmission sales. FET's credit risk on PJM receivables is reduced due to the nature of PJM’s settlement process whereby members of PJM legally agree to share the cost of defaults and as a result there is no allowance for doubtful accounts.
ACCOUNTING FOR THE EFFECTS OF REGULATION

Regulatory assets represent incurred costs that have been deferred because of their probable future recovery from customers through regulated rates. Regulatory liabilities represent amounts that are expected to be credited to customers through future regulated rates or amounts collected from customers for costs not yet incurred. FET nets its regulatory assets and liabilities by company. FET considers the entire regulatory asset balance as the unit of account for the purposes of balance sheet classification rather than the next years recovery and as such net regulatory assets and liabilities are presented in the non-current section on the FET Balance Sheets.

Management assesses the probability of recovery of regulatory assets at each balance sheet date and whenever new events occur. Factors that may affect probability relate to changes in the regulatory environment, issuance of a regulatory commission order or passage of new legislation. Management applies judgment in evaluating the evidence available to assess the probability of recovery of regulatory assets from customers, including, but not limited to evaluating evidence related to precedent for similar items at FET and information on comparable companies within similar jurisdictions, as well as assessing progress of communications between FET and regulators. Certain of these regulatory assets, totaling approximately $126 million and $120 million as of December 31, 2020 and December 31, 2019, respectively, are recorded based on prior precedent or anticipated recovery based on rate making premises without a specific order, of which, $114 million and $108 million as of December 31, 2020 and 2019, respectively, are being sought for recovery in a formula rate amendment filing at ATSI that is pending before FERC. See Note 8, "Regulatory Matters" for additional information.

The following table provides information about the composition of net regulatory assets and liabilities as of December 31, 2020 and 2019, and the changes during the year ended December 31, 2020:

	December 31,
Net Regulatory Assets (Liabilities) by Source	2020	2019	Change
	(In millions)
Customer payables for future income taxes	$(558)	$(565)	$7
Asset removal costs	(38)	(62)	24
Deferred transmission costs	182	152	30
MISO exit fee deferral	78	74	4
Other	5	3	2
Net Regulatory Liabilities included on the Consolidated Balance Sheets	$(331)	$(398)	$67

The following is a description of the regulatory assets and liabilities described above:

Customer payables for future income taxes - Reflects amounts to be recovered or refunded through future rates to pay income taxes that become payable when rate revenue is provided to recover items such as AFUDC-equity and depreciation of property, plant and equipment for which deferred income taxes were not recognized for ratemaking purposes, including amounts attributable to tax rate changes such as the Tax Act. These amounts are being amortized over the period in which the related deferred tax asset reverse, which is generally over the expected life of the underlying asset. See Note 3, "Taxes" for further discussion on the Tax Act.

Asset removal costs - Primarily represents the rates charged to customers that include a provision for the cost of future activities to remove assets, including obligations for which an asset retirement obligation has been recognized, that are expected to be incurred at the time of retirement.

FIRSTENERGY TRANSMISSION, LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
Deferred transmission costs - Primarily represents differences between revenues earned based on actual costs and the amounts billed. Amounts are recorded as a regulatory asset or liability, and recovered or refunded, respectively, in subsequent periods.

MISO Exit Fee deferral - Comprised of MISO exit fees, which are not earning a return. Recovery (by ATSI) is subject to a current regulatory proceeding (see Note 8, "Regulatory Matters").
PENSION AND OTHER POSTEMPLOYMENT BENEFITS

FirstEnergy recognizes a pension and OPEB mark-to-market adjustment for the change in the fair value of plan assets and net actuarial gains and losses annually in the fourth quarter of each fiscal year and whenever a plan is determined to qualify for a remeasurement. The remaining components of pension and OPEB expense, primarily service costs, interest on obligations, assumed return on assets and prior service costs, are recorded on a monthly basis.
Under the approved bankruptcy settlement agreement discussed above, upon emergence, FES and FENOC employees ceased earning years of service under the FirstEnergy pension and OPEB plans. The emergence on February 27, 2020, triggered a remeasurement of the affected pension and OPEB plans and as a result, FirstEnergy recognized a non-cash, pre-tax pension and OPEB mark-to-market adjustment of approximately $423 million in the first quarter of 2020. The first quarter 2020 pension and OPEB mark-to-market adjustment primarily reflects a 38 bps decrease in the discount rate used to measure benefit obligations from December 31, 2019, partially offset by a slightly higher than expected return on assets. In the fourth quarter 2020, FirstEnergy recognized a $54 million pension and OPEB mark-to-market adjustment, primarily reflecting a 29 bps decrease in the discount rate used to measure benefit obligations from February 27, 2020, partially offset by higher than expected return on assets. The annual pension and OPEB mark-to-market adjustments for the years ended December 31, 2020, 2019, and 2018 were $477 million (including the $423 million in the first quarter of 2020 described above), $676 million, and $145 million, respectively.

During 2020, 2019 and 2018 FET's allocated amount of the pension and OPEB mark-to-market adjustments was $32 million, $48 million and $8 million, respectively. These amounts are expected to be recovered through formula transmission rates.
PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment reflects original cost (net of any impairments recognized), including payroll and related costs such as taxes, employee benefits, administrative and general costs, and interest costs incurred to place the assets in service. The costs of normal maintenance, repairs and minor replacements are expensed as incurred. FET recognizes liabilities for planned major maintenance projects as they are incurred.

FET provides for depreciation on a straight-line basis at various rates over the estimated lives of property included in plant in service. The annual composite rates for FET's subsidiaries’ electric plant was 2.5%, 2.5% and 2.4% in 2020, 2019 and 2018 respectively.

For the years ended December 31, 2020, 2019 and 2018 capitalized financing costs on FET's Consolidated Statements of Income include $26 million, $22 million and $31 million, respectively, of allowance for equity funds used during construction and $8 million, $6 million and $5 million, respectively, of capitalized interest.

FET evaluates long-lived assets classified as held and used for impairment when events or changes in circumstances indicate the carrying value of the long-lived assets may not be recoverable. First, the estimated undiscounted future cash flows attributable to the assets is compared with the carrying value of the assets. If the carrying value is greater than the undiscounted future cash flows, an impairment charge is recognized equal to the amount the carrying value of the assets exceeds its estimated fair value.
INVESTMENTS

All temporary cash investments purchased with an initial maturity of three months or less are reported as cash equivalents on the Consolidated Balance Sheets, at cost, which approximates their fair market value.

PATH, a proposed transmission line from West Virginia through Virginia into Maryland which PJM cancelled in 2012, is a series limited liability company that is comprised of multiple series, each of which has separate rights, powers and duties regarding specified property and the series profits and losses associated with such property. FET owns 100% of the Allegheny Series (PATH-Allegheny) and 50% of the West Virginia Series (PATH-WV), which is a joint venture with a subsidiary of AEP. FET is not the primary beneficiary of PATH-WV, as it does not have control over the significant activities affecting the economics of PATH-WV. FET's ownership interest in PATH-WV is subject to the equity method of accounting. As of December 31, 2020, the carrying value of the equity method investment was $18 million.
GOODWILL

FIRSTENERGY TRANSMISSION, LLC
NOTES TO FINANCIAL STATEMENTS (Continued)
In a business combination, the excess of the purchase price over the estimated fair values of the assets acquired and liabilities assumed is recognized as goodwill. MAIT (FET's subsidiary) evaluates goodwill for impairment annually on July 31 and more frequently if indicators of impairment arise. In evaluating goodwill for impairment, MAIT assesses qualitative factors to determine whether it is more likely than not (that is, likelihood of more than 50%) that the fair value of a reporting unit is less than its carrying value (including goodwill). If MAIT concludes that it is not more likely than not that the fair value of a reporting unit is less than its carrying value, then no further testing is required. However, if MAIT concludes that it is more likely than not that the fair value of a reporting unit is less than its carrying value or bypasses the qualitative assessment, then the quantitative goodwill impairment test is performed to identify a potential goodwill impairment and measure the amount of impairment to be recognized, if any.

No impairment of goodwill was indicated as a result of testing in 2019 or 2020. MAIT performed a qualitative assessment, assessing economic, industry and market considerations in addition to MAIT's overall financial performance. It was determined that the fair value was, more likely than not, greater than its carrying value and a quantitative analysis was not necessary.
NEW ACCOUNTING PRONOUNCEMENTS

Recently Adopted Pronouncements

ASU 2018-15, "Intangibles-Goodwill and Other-Internal-Use Software (Subtopic 350-40): Customer’s Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement That Is a Service Contract" (Issued August 2018): ASU 2018-15 allows implementation costs incurred by customers in cloud computing arrangements to be deferred and recognized over the term of the arrangement, if those costs would be capitalized by the customers in a software licensing arrangement. This standard was adopted as of January 1, 2020, with no material impact to the financial statements.

ASU 2020-04, "Reference Rate Reform (Topic 848): Facilitation of the Effects of Reference Rate Reform on Financial Reporting” (Issued March 2020): ASU 2020-04 provides temporary optional expedients and exceptions to the current guidance on contract modifications to ease the financial reporting burdens related to the expected market transition from LIBOR and other interbank offered rates to alternative reference rates. FirstEnergy’s $3.5 billion Revolving Credit Facility bears interest at fluctuating interest rates based on LIBOR and contains provisions (requiring an amendment) in the event that LIBOR can no longer be used. As of December 31, 2020, none of the expedients discussed within this ASU have been utilized.

Recently Issued Pronouncements - The following new authoritative accounting guidance issued by the FASB has not yet been adopted. Unless otherwise indicated, FET is currently assessing the impact such guidance may have on its financial statements and disclosures, as well as the potential to early adopt where applicable. FET has assessed other FASB issuances of new standards not described below and has not included these standards based upon the current expectation that such new standards will not significantly impact FET's financing reporting.

ASU 2019-12, "Simplifying the Accounting for Income Taxes" (Issued in December 2019): ASU 2019-12 enhances and simplifies various aspects of the income tax accounting guidance including the elimination of certain exceptions related to the approach for intraperiod tax allocation, the methodology for calculating income taxes in an interim period and the recognition of deferred tax liabilities for outside basis differences. The new guidance also simplifies aspects of the accounting for franchise taxes and enacted changes in tax laws or rates and clarifies the accounting for transactions that result in a step-up in the tax basis of goodwill. The guidance will be effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2020, with early adoption permitted. FirstEnergy continues to evaluate the new guidance, but currently does not expect a material impact upon adopting this standard.

2. REVENUE

FET accounts for revenues from contracts with customers under ASC 606, Revenue from Contracts with Customers. Revenue from leases, financial instruments, other contractual rights or obligations and other revenues that are not from contracts with customers are outside the scope of the standard and accounted for under other existing GAAP. FET has elected to exclude sales taxes and other similar taxes collected on behalf of third parties from revenue as prescribed in the new standard. As a result, tax collections and remittances within the scope of this election are excluded from recognition in the income statement and instead recorded through the balance sheet. Gross receipts taxes that are assessed on FET are not subject to the election and are included in revenue. FET has elected the optional invoice practical expedient for most of its revenues and utilizes the optional short-term contract exemption for transmission revenues due to the annual establishment of revenue requirements, which eliminates the need to provide certain revenue disclosures regarding unsatisfied performance obligations.

FET provides transmission infrastructure owned and operated by its subsidiaries to transmit electricity from generation sources to distribution facilities. FET's transmission revenue is primarily derived from the forward-looking formula transmission rates of its subsidiaries. Revenue requirements under forward-looking formula rates for ATSI, MAIT and TrAIL are updated annually based on a projected rate base and projected costs, which is subject to an annual true-up based on actual costs. Revenues and cash receipts for the stand-ready obligation of providing transmission service are recognized ratably over time.

FIRSTENERGY TRANSMISSION, LLC
NOTES TO FINANCIAL STATEMENTS (Continued)
The following table represents a disaggregation of revenue from contracts with regulated transmission customers for the years ended December 31, 2020, 2019 and 2018 by transmission owner:

Revenues from Contracts with Customers by Transmission Asset Owner	For the Year Ended December 31, 2020	For the Year Ended December 31, 2019	For the Year Ended December 31, 2018
	(In millions)
ATSI	$804	$754	$664
TrAIL	247	242	237
MAIT	250	224	150
PATH	1	1	(1)
Total Revenue from Contracts with Customers (1)	1,302	1,221	1,050
Other Non-Customer Revenue	14	13	15
Total revenues	$1,316	$1,234	$1,065
(1) Includes $4 million, $17 million and $14 million in reductions to revenue related to amounts subject to refund resulting from the Tax Act for the year ended December 31, 2020, 2019 and 2018 respectively.

3. TAXES

FET records income taxes in accordance with the liability method of accounting. Deferred income taxes reflect the net tax effect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts recognized for tax purposes. Investment tax credits, which were deferred when utilized, are being amortized over the recovery period of the related property. Deferred income tax liabilities related to temporary tax and accounting basis differences and tax credit carryforward items are recognized at the statutory income tax rates in effect when the liabilities are expected to be paid. Deferred tax assets are recognized based on income tax rates expected to be in effect when they are settled.

FET is party to an intercompany income tax allocation agreement with FE that provides for the allocation of consolidated tax liabilities. Net tax benefits attributable to FirstEnergy, excluding any tax benefits derived from interest expense associated with acquisition indebtedness from the merger with GPU, are reallocated to the subsidiaries of FirstEnergy that have taxable income. That allocation is accounted for as a capital contribution to the company receiving the tax benefit.

On March 27, 2020, President Trump signed into law the CARES Act, an economic stimulus package in response to the COVID-19 pandemic containing several corporate income tax provisions, including making remaining AMT credits immediately refundable; providing a 5-year carryback of NOLs generated in tax years 2018, 2019, and 2020, and removing the 80% taxable income limitation on utilization of those NOLs if carried back to prior tax years or utilized in tax years beginning before 2021; and temporarily liberalizing the interest deductibility rules under Section 163(j) of the Tax Act, by raising the adjusted taxable income limitation from 30% to 50% for tax years 2019 and 2020 and giving taxpayers the election of using 2019 adjusted taxable income for purposes of computing 2020 interest deductibility. FET does not currently expect the provisions of the CARES Act to have a material effect on current income tax expense or the realizability of deferred income tax assets.

On December 27, 2020, President Trump signed into law the Consolidated Appropriations Act, 2021, an additional stimulus package providing financial relief for individuals and small businesses. The Appropriations Act contains a variety of tax provisions, including full expensing of business meals in 2021 and 2022, extensions of various energy tax incentives (including the ITC), and expansion of the employee retention tax credit. FET does not currently expect the Appropriations Act to have a material tax impact.

On July 28, 2020, the IRS issued final regulations implementing interest expense deduction limitation rules under section 163(j) of the Internal Revenue Code. The final regulations changed certain rules on the computation of interest expense and limitation amount, as well as rules relevant to status as a regulated utility business and the allocation of consolidated group interest expense between utility and non-utility businesses. On January 6, 2021, the IRS released an additional set of final regulations under Section 163(j) primarily addressing partnership, real estate, and certain controlled foreign corporation issues, which do not materially impact FET.

FIRSTENERGY TRANSMISSION, LLC
NOTES TO FINANCIAL STATEMENTS (Continued)

	For the Years Ended December 31,
INCOME TAXES:	2020	2019	2018
	(In millions)
Currently payable (receivable)-
Federal	$43	$(32)	$(37)
State	11	3	4
	54	(29)	(33)
Deferred, net-
Federal	28	87	86
State	16	22	25
	44	109	111
Investment tax credit amortization	(1)	(1)	(1)
Total income taxes	$97	$79	$77

FET's tax rates are affected by permanent items, such as AFUDC equity and other flow-through items, as well as discrete items that may occur in any given period, but are not consistent from period to period. The following table provides a reconciliation of federal income tax expense at the federal statutory rate to the total income taxes for the years ended December 31, 2020, 2019 and 2018:

	For the Years Ended December 31,
(In millions)	2020	2019	2018

Book income before income taxes	$467	$427	$390
Federal income tax expense at statutory rate (21%)	$98	$90	$82
Increases (reductions) in taxes resulting from-
State income taxes, net of federal income tax benefit	22	18	16
State and Municipal Valuation Allowances	1	1	8
AFUDC equity and other flow-through	(6)	(5)	(6)
Equity in earnings of subsidiaries	(13)	(12)	(11)
Excess deferred amortization due to the Tax Act	(4)	(13)	(11)
Other, net	(1)	—	(1)
Total income taxes	$97	$79	$77
Effective income tax rate	20.8%	18.5%	19.7%

FET’s effective tax rate on pre-tax income for 2020, 2019 and 2018 was 20.8%, 18.5% and 19.7%, respectively. The increase in the effective tax rate in 2020 as compared to 2019 was primarily due to a reduction in the tax benefit related to amortization of the regulatory liability associated with excess deferred income taxes. See Note 8, "Regulatory Matters," for additional detail.

Accumulated deferred income taxes as of December 31, 2020 and 2019, were as follows:

	As of December 31,
(In millions)	2020	2019

Property basis differences	$1,146	$1,062
Regulatory asset/liability	85	80
NOLs	(217)	(189)
Valuation allowances on NOL carryforward	29	33
Other	(6)	(3)
Net accumulated deferred income tax liability	$1,037	$983

FIRSTENERGY TRANSMISSION, LLC
NOTES TO FINANCIAL STATEMENTS (Continued)
FET has recorded as deferred income tax assets the effect of NOLs and tax credits that will more likely than not be realized through future operations and through the reversal of existing temporary differences. As of December 31, 2020, FET's loss carryforwards consisted of approximately $837 million ($176 million, net of tax) of federal NOL carryforwards which begin to expire in 2031 and approximately $1 billion ($41 million, net of tax) of state and local NOL carryforwards, of which approximately $343 million ($12 million, net of tax) is expected to be utilized based on current estimates and assumptions prior to expiration, which will begin in 2021.

FET accounts for uncertainty in income taxes recognized in its financial statements. A recognition threshold and measurement attribute are utilized for financial statement recognition and measurement of tax positions taken or expected to be taken on a company's tax return. For the years ended December 31, 2020 and 2019, FET did not record any unrecognized tax benefits, nor does FET have a reserve for any uncertain tax positions.

FET recognizes interest expense or income and penalties related to uncertain tax positions in income taxes. That amount is computed by applying the applicable statutory interest rate to the difference between the tax position recognized and the amount previously taken or expected to be taken on the federal income tax return. During 2020 and 2019, FET did not record any interest related to uncertain tax position, nor does FET have a cumulative net interest payable recorded on its balance sheet.

For federal income tax purposes, FET files as a member of the FE consolidated group. Tax years 2018 and 2019 are currently under review by the IRS. FET has tax returns under review by state taxing authorities at the audit or appeals level for tax years 2013-2019.

General Taxes

General taxes associated with Real and personal property taxes for the years ended December 31, 2020, 2019 and 2018 were $223 million, $199 million and $183 million, respectively.
4. LEASES

FET primarily leases fiber optics, land and other property and equipment under cancelable and noncancelable leases.

FET's subsidiary, ATSI, has a ground lease with OE, Penn, CEI and TE under an operating lease agreement. Land use is rented to ATSI under the terms and conditions of a ground lease. ATSI, OE, Penn, CEI, and TE reserve the right to use (and to permit authorized others to use) the land for any purpose that does not cause a violation of electrical safety code or applicable law, or does not impair ATSI's ability to satisfy its service obligations. Additional uses of such land for ATSI's facilities requires prior written approval from the applicable operating companies. ATSI purchases directly any new property acquired for transmission use. ATSI makes fixed quarterly lease payments of approximately $5 million through December 31, 2049, unless terminated prior to maturity, or extended by ATSI for up to 10 additional successive periods of 50 years each.

FET's subsidiary, MAIT, has a ground lease with ME and PN under an operating lease agreement. ME and PN reserve the right to use (and to permit authorized others to use) the land for any purpose that does not cause a violation of electrical safety code or applicable law, or does not impair MAIT's ability to satisfy its service obligations. Additional uses of such land for MAIT's facilities requires prior written approval from the applicable operating company. MAIT purchases directly any new property acquired for transmission use. MAIT makes variable quarterly lease payments through January 1, 2043, unless terminated prior to maturity, or extended by MAIT for up to two additional successive periods of 25 years each and one successive term of 24 years. MAIT's lease payment was approximately $4 million in 2020 and 2019. MAIT does not have an operating lease liability or asset associated with this agreement as the lease payments are variable.

FET adopted ASU 2016-02, "Leases (Topic 842)" on January 1, 2019, and elected a number of transitional practical expedients provided within the standard. These included a "package of three" expedients that must be taken together and allowed entities to: (1) not reassess whether existing contracts contain leases, (2) carryforward the existing lease classification, and (3) not reassess initial direct costs associated with existing leases. In addition, FET elected the option to apply the requirements of the standard in the period of adoption (January 1, 2019) with no restatement of prior periods. Adoption of the standard on January 1, 2019, did not result in a material cumulative effect adjustment upon adoption. FET did not evaluate land easements under the new guidance as they were not previously accounted for as leases. FET also elected not to separate lease components from non-lease components as non-lease components were not material.

Leases with an initial term of 12 months or less are recognized as lease expense on a straight-line basis over the lease term and not recorded on the balance sheet. Most leases include one or more, options to renew and certain leases include options to terminate. The exercise of lease renewal options is at FET's sole discretion. Renewal options are included within the lease liability if they are reasonably certain based on various factors relative to the contract. Certain leases also include options to purchase the leased property. The depreciable life of leased assets and leasehold improvements are limited by the expected lease term, unless there is a transfer of title or purchase option reasonably certain of exercise.

FIRSTENERGY TRANSMISSION, LLC
NOTES TO FINANCIAL STATEMENTS (Continued)
Finance leases for assets used in regulated operations are recognized in FET's Statement of Income such that amortization of the right-of-use asset and interest on lease liabilities equals the expense allowed for ratemaking purposes. All operating lease expenses are recognized in Other operating expense. The components of lease expense were as follows:

(In millions)	December 31, 2020	December 31, 2019

Operating lease costs (1)	$24	$28

Finance lease costs:
Amortization of right-of-use assets	1	1
Interest on lease liabilities	—	—
Total finance lease cost	1	1
Total lease cost	$25	$29
(1) Includes $3 million and $5 million of short-term lease costs as of December 31, 2020 and 2019, respectively.

Supplemental balance sheet information related to leases was as follows:

(In millions)	Financial Statement Line Item	As of December 31, 2020	As of December 31, 2019

Assets
Operating lease assets (1)	Deferred charges and other assets	$414	$414
Finance lease assets (2)	Property, plant and equipment	12	12
Total leased assets		$426	$426

Liabilities
Current:
Operating	Other current liabilities	$6	$6

Noncurrent:
Operating	Other noncurrent liabilities	407	408
Total leased liabilities		$413	$414
(1) Operating lease assets are recorded net of accumulated amortization of $1 million as of December 31, 2020 and 2019.
(2) Finance lease assets are recorded net of accumulated amortization of $5 million and $4 million as of December 31, 2020 and 2019, respectively.

Lease terms and discount rates were as follows:

	As of December 31, 2020	As of December 31, 2019
Weighted-average remaining lease terms (years)
Operating leases	78.66	79.73
Finance leases	17.30	18.18

Weighted-average discount rate (1)
Operating leases	5.00%	5.00%

(1) When an implicit rate is not readily determinable, an incremental borrowing rate is utilized, determining the present value of lease payments. The rate is determined based on expected term and information available at the commencement date.

FIRSTENERGY TRANSMISSION, LLC
NOTES TO FINANCIAL STATEMENTS (Continued)
Supplemental cash flow information related to leases was as follows:

(In millions)	For the Year Ended December 31, 2020	For the Year Ended December 31, 2019
Cash paid for amounts included in the measurement of lease liabilities
Operating cash flows from operating leases	$21	$21
Operating cash flows from finance leases	—	—
Finance cash flows from finance leases	—	—

Right-of-use assets obtained in exchange for lease obligations:
Operating leases	$—	$—
Finance leases	—	—

Maturities of lease liabilities as of December 31, 2020, were as follows:

(In millions)	Operating Leases
2021	$21
2022	21
2023	21
2024	21
2025	21
Thereafter	1,542
Total lease payments	1,647
Less imputed interest	(1,234)
Total net present value	$413

5. FAIR VALUE MEASUREMENTS

All borrowings with initial maturities of less than one year are defined as short-term financial instruments under GAAP and are reported as Short-term borrowings on the Consolidated Balance Sheets at cost. Since these borrowings are short-term in nature, FET believes that their costs approximates their fair market value. The following table provides the approximate fair value and related carrying value of long-term debt, which excludes net unamortized debt issuance costs and discounts:

	December 31, 2020		December 31, 2019
(In millions)	Carrying Value	Fair Value	Carrying Value	Fair Value
Long-term debt	$4,125	$4,648	$3,875	$4,355

The fair value of long-term debt and other long-term obligations reflects the present value of the cash outflows relating to those securities based on the current call price, the yield to maturity or the yield to call, as deemed appropriate at the end of each respective period. The yields assumed were based on securities with similar characteristics offered by corporations with credit ratings similar to those of FET. FET classified short-term borrowings, long-term debt and other long-term obligations as Level 2 in the fair value hierarchy as of December 31, 2020 and December 31, 2019.

FIRSTENERGY TRANSMISSION, LLC
NOTES TO FINANCIAL STATEMENTS (Continued)
6. CAPITALIZATION

LONG-TERM DEBT AND OTHER LONG-TERM OBLIGATIONS

The following table presents outstanding long-term debt and other long-term obligations for FET as of December 31, 2020 and 2019:

	As of December 31, 2020		As of December 31,
(Dollar amounts in millions)	Maturity Date	Interest Rate	2020	2019
Unsecured notes - fixed rate	2022 - 2049	3.600% - 5.450%	$4,125	$3,875
Unamortized debt discounts			(6)	(6)
Unamortized debt issuance costs			(23)	(23)
Total long-term debt and other long-term obligations			$4,096	$3,846

On March 31, 2020, MAIT issued $125 million of 3.60% senior unsecured notes due 2032 and $125 million of 3.70% senior unsecured notes due 2035. Proceeds from the issuance of the notes were used: (i) to refinance existing debt, (ii) for capital expenditures, and (iii) for general corporate purposes.

The following table presents scheduled debt repayments for outstanding long-term debt, excluding unamortized debt discounts and premiums, for the next five years as of December 31, 2020:

Year	FET
(In millions)
2021	$—
2022	400
2023	—
2024	—
2025	1,225
Debt Covenant Default Provisions

FET has various debt covenants under certain financing arrangements, including its revolving credit facility. The most restrictive of the debt covenants relate to the nonpayment of interest and/or principal on such debt and the maintenance of certain financial ratios. The failure by FET or its subsidiaries to comply with the covenants contained in any of its financing arrangements could result in an event of default, which may have an adverse effect on FET's and its subsidiaries' financial condition.

Additionally, there are cross-default provisions in certain financing arrangements of FE and its subsidiaries, including FET. These provisions generally trigger a default in the applicable financing arrangement of an entity if it or any of its significant subsidiaries default under another financing arrangement in excess of a certain principal amount, typically $100 million. Although such defaults by FET would generally cross-default FE financing arrangements containing these provisions, defaults by FE would generally not cross-default applicable FET financing arrangements but defaults by ATSI, MAIT and TrAIL would generally cross-default applicable FET financing arrangements.

As of December 31, 2020, FET was in compliance with all debt covenant default provisions.
7. SHORT-TERM BORROWINGS AND BANK LINES OF CREDIT

FET had $1.4 billion and $325 million of outstanding short-term borrowings as of December 31, 2020 and 2019, respectively.

Revolving Credit Facility

FET and its subsidiaries participate in a five-year syndicated revolving credit facility, which was amended on October 19, 2018, providing for aggregate commitments of $1.0 billion (Facility), which are available through December 6, 2022. Under the amended Facility, FET and its subsidiaries may use borrowings for working capital and other general corporate purposes, including intercompany loans and advances by a borrower to any of its subsidiaries. Generally, borrowings under the Facility are available to each borrower separately and mature on the earlier of 364 days from the date of borrowing or the commitment termination date, as the same may be extended. The Facility contains financial covenants requiring each borrower to maintain a consolidated debt-to-total-capitalization ratio (as defined under the Facility) of no more than 65% for ATSI, MAIT and TrAIL, and 75% for FET, measured at the end of each fiscal quarter.

FIRSTENERGY TRANSMISSION, LLC
NOTES TO FINANCIAL STATEMENTS (Continued)
On November 17, 2020, FET and certain of its subsidiaries entered into an amendment to the FET credit facility. The amendment provides for modifications and/or waivers of: (i) certain representations and warranties, and (ii) certain affirmative and negative covenants, contained therein, which allowed FET to regain compliance with such provisions.

On November 23, 2020, FET and its regulated transmission subsidiary, ATSI, borrowed $1 billion in the aggregate under the FET Revolving Facility, bringing the outstanding principal balance under the FET Revolving Facility to $1 billion, with no remaining availability under the FET Revolving Facility. Borrowings were increased under the Revolving Facility as a proactive measure to increase the respective cash position and preserve financial flexibility.

Under the Facility, ATSI's, MAIT's and TrAIL’s individual borrower sub-limits are $500 million, $400 million and $400 million, respectively, none of which was available to them as of January 31, 2021. ATSI, MAIT and TrAIL have regulatory and other short-term debt limitations of $500 million, $400 million and $400 million, respectively, which includes amounts that may be borrowed under the regulated companies' money pool.

The Facility does not contain provisions that restrict the ability to borrow or accelerate payment of outstanding advances in the event of any change in credit ratings of the borrowers. Pricing is defined in “pricing grids,” whereby the cost of funds borrowed under the Facility is related to the credit ratings of the company borrowing the funds. Additionally, borrowings under the Facility are subject to the usual and customary provisions for acceleration upon the occurrence of events of default, including a cross-default for other indebtedness in excess of $100 million.
FirstEnergy Money Pools

FE's utility and transmission operating subsidiary companies, including FET’s subsidiaries, also have the ability to borrow from each other and the holding company to meet their short-term working capital requirements. A similar but separate arrangement exists among FirstEnergy’s unregulated companies with AE Supply, FE, FET, FEV and certain other unregulated subsidiaries of FE, but excluding FES and FENOC. FESC administers these money pools and tracks surplus funds of FE and the respective regulated and unregulated subsidiaries, as well as proceeds available from bank borrowings. Companies receiving a loan under the money pool agreements must repay the principal amount of the loan, together with accrued interest, on demand but in any event within 364 days of borrowing the funds. The rate of interest is the same for each company receiving a loan from their respective pool and is based on the average cost of funds available through the pool. The average interest rate for borrowings in 2020 was 0.89% per annum for the regulated companies’ money pool and 1.19% per annum for the unregulated companies’ money pool.
8. REGULATORY MATTERS

FERC REGULATORY MATTERS

With respect to their transmission services and rates, ATSI, MAIT, PATH and TrAIL are subject to regulation by FERC. Under the FPA, FERC regulates rates for transmission of electric power, accounting and other matters. FERC regulations require ATSI, MAIT and TrAIL to provide open access transmission service at FERC-approved rates, terms and conditions. Transmission facilities of ATSI, MAIT and TrAIL are subject to functional control by PJM, and transmission service using ATSI's, MAIT's and TrAIL's transmission facilities is provided by PJM under the PJM Tariff.

The following table summarizes the key terms of rate orders in effect for transmission customer billings for each one of FET's transmission owner entities:

Company	Rates Effective	Cap Structure	Allowed ROE
ATSI	January 1, 2015	Actual (13 month average)	10.38%
MAIT	July 1, 2017	Lower of Actual (13 month average) or 60%	10.3%
TrAIL	July 1, 2008	Actual (year-end)	12.7% (TrAIL the Line & Black Oak SVC) 11.7% (All other projects)
PATH	January 19, 2017	50% / 50% (hypothetical)	8.11%
Federally-enforceable mandatory reliability standards apply to the bulk electric system and impose certain operating, record-keeping and reporting requirements on ATSI, MAIT and TrAIL. NERC is the ERO designated by FERC to establish and enforce these reliability standards, although NERC has delegated day-to-day implementation and enforcement of these reliability standards to six regional entities, including RFC. All of the facilities that FirstEnergy operates, including those of ATSI, MAIT and TrAIL, are located within the RFC region. FirstEnergy actively participates in the NERC and RFC stakeholder processes, and otherwise monitors and manages its companies, including ATSI, MAIT and TrAIL, in response to the ongoing development, implementation and enforcement of the reliability standards implemented and enforced by RFC.

FIRSTENERGY TRANSMISSION, LLC
NOTES TO FINANCIAL STATEMENTS (Continued)
FirstEnergy, including FET and/or its subsidiaries, believes that it is in material compliance with all currently-effective and enforceable reliability standards. Nevertheless, in the course of operating its extensive electric utility systems and facilities, FirstEnergy, including FET and/or its subsidiaries, occasionally learns of isolated facts or circumstances that could be interpreted as excursions from the reliability standards. If and when such occurrences are found, FirstEnergy, including FET and/or its subsidiaries, develops information about the occurrence and develops a remedial response to the specific circumstances, including in appropriate cases “self-reporting” an occurrence to RFC. Moreover, it is clear that NERC, RFC and FERC will continue to refine existing reliability standards as well as to develop and adopt new reliability standards. Any inability on FirstEnergy's, including FET's and/or its subsidiaries', part to comply with the reliability standards for its bulk electric system could result in the imposition of financial penalties, and obligations to upgrade or build transmission facilities, that could have a material adverse effect on FET's and/or its subsidiaries' financial condition, results of operations and cash flows.

ATSI Transmission Formula Rate

On May 1, 2020, ATSI filed amendments to its formula rate to recover regulatory assets for certain costs that ATSI incurred as a result of its 2011 move from MISO to PJM, certain costs allocated to ATSI by FERC for transmission projects that were constructed by other MISO transmission owners, certain income tax-related adjustments, including, but not limited to impacts from the Tax Act discussed further below, and certain costs for transmission-related vegetation management programs. The amount on FET’s Balance Sheet for these regulatory assets was approximately $114 million and $108 million, as of December 31, 2020 and December 31, 2019, respectively. Per prior FERC orders, ATSI included a “cost-benefit study” to support recovery of ATSI’s costs to move to PJM, and the MISO transmission project costs that were allocated to ATSI. Certain intervenors filed protests of the formula rate amendments on May 29, 2020, and ATSI filed a reply on June 15, 2020. On June 30, 2020, FERC issued an initial order accepting the tariff amendments subject to refund, suspending the effective date for five months to be effective December 1, 2020, and setting the matter for hearing and settlement proceedings. ATSI is engaged in settlement negotiations with the other parties to the formula rate amendments proceeding.

FERC Actions on Tax Act

On March 15, 2018, FERC initiated proceedings on the question of how to address possible changes to ADIT and bonus depreciation as a result of the Tax Act. Such possible changes could impact FERC-jurisdictional rates, including transmission rates. On November 21, 2019, FERC issued a final rule (Order No. 864). Order No. 864 requires utilities with transmission formula rates to update their formula rate templates to include mechanisms to (i) deduct any excess ADIT from or add any deficient ADIT to their rate base; (ii) raise or lower their income tax allowances by any amortized excess or deficient ADIT; and (iii) incorporate a new permanent worksheet into their rates that will annually track information related to excess or deficient ADIT. Per FERC directives, ATSI submitted its compliance filing on May 1, 2020. MAIT submitted its compliance filing on June 1, 2020. Certain intervenors filed protests of the compliance filings, to which ATSI and MAIT responded. On October 28, 2020, FERC Staff requested additional information about ATSI’s proposed rate base adjustment mechanism, and ATSI submitted the requested information on November 25, 2020. On May 15, 2020, TrAIL submitted its compliance filing and on June 1, 2020, PATH submitted its required compliance filing. These compliance filings each remain pending before FERC.

Transmission ROE Methodology

FERC’s methodology for calculating electric transmission utility ROE has been in transition as a result of an April 14, 2017 ruling by the D.C. Circuit that vacated FERC’s then-effective methodology. On May 21, 2020, FERC issued Opinion No. 569-A that changed FERC’s ROE methodology. Under this methodology FERC established an ROE that is based on three financial models – discounted cash flow, capital-asset pricing, and risk premium – to calculate a composite zone of reasonableness. FERC noted that utilities could, in utility-specific proceedings, ask to have the expected earnings methodology included in calculating the utility’s authorized ROE. FERC also noted that, going forward, it will divide that zone into three equal parts, to be used for high risk, normal risk, and low risk utilities. A given utility will be assigned to one of these three parts of the zone of reasonableness, and its ROE will be set at the median or midpoint of the other utilities that are in the applicable third of the zone. FirstEnergy filed a request for rehearing, which FERC denied on July 22, 2020. On November 19, 2020, FERC issued Opinion No. 569-B, which affirmed the Opinion No. 569-A rulings. FirstEnergy initiated, but subsequently withdrew, appeals of these orders. Appeals of Opinion Nos. 569, 569-A and 569-B are pending before the D.C. Circuit. Any changes to FERC’s transmission rate ROE and incentive policies would be applied on a prospective basis.

On March 20, 2020, FERC initiated a rulemaking proceeding on the transmission rate incentives provisions of Section 219 of the 2005 Energy Policy Act. Initial comments were submitted July 1, 2020, and reply comments were filed on July 16, 2020. FirstEnergy participated through EEI and through a consortium of PJM Transmission Owners. This proceeding is pending before FERC.

Allegheny Power Zone Transmission Formula Rate Filings

On October 29, 2020, MP, PE and WP filed tariff amendments with FERC to convert their existing stated transmission rate to a forward-looking formula transmission rate, effective January 1, 2021. In addition, on October 30, 2020, KATCo filed a proposed new tariff to establish a forward-looking formula rate and requested that the new rate become effective January 1, 2021. In its filing, KATCo explained that while it currently owns no transmission assets, it may build new transmission facilities in the

FIRSTENERGY TRANSMISSION, LLC
NOTES TO FINANCIAL STATEMENTS (Continued)
Allegheny zone, and that it may seek required state and federal authorizations to acquire transmission assets from PE and WP by January 1, 2022. These transmission rate filings were approved by FERC on December 31, 2020, subject to refund, pending further hearing and settlement proceedings. MP, PE and WP, and KATCo are engaged in settlement negotiations with the other parties to the formula rate proceedings.
9. COMMITMENTS AND CONTINGENCIES

ENVIRONMENTAL MATTERS

Various federal, state and local authorities regulate FET with regard to air and water quality, hazardous and solid waste disposal, and other environmental matters. While FET’s environmental policies and procedures are designed to achieve compliance with applicable environmental laws and regulations, such laws and regulations are subject to periodic review and potential revision by the implementing agencies. FET cannot predict the timing or ultimate outcome of any of these reviews or how any future actions taken as a result thereof may materially impact its business, results of operations, cash flows and financial condition.

OTHER LEGAL PROCEEDINGS

United States v. Larry Householder, et al.

On July 21, 2020, a complaint and supporting affidavit containing federal criminal allegations were unsealed against the now former Ohio House Speaker Larry Householder and other individuals and entities allegedly affiliated with Mr. Householder. Also, on July 21, 2020, and in connection with the investigation, FirstEnergy received subpoenas for records from the U.S. Attorney’s Office for the S.D. Ohio. FirstEnergy was not aware of the criminal allegations, affidavit or subpoenas before July 21, 2020. No contingency has been reflected in FirstEnergy’s consolidated financial statements as a loss is neither probable, nor is a loss or range of a loss reasonably estimable.

Legal Proceedings Relating to United States v. Larry Householder, et al.

In addition to the subpoenas referenced above under “—United States v. Larry Householder, et. al.”, certain FE stockholders and FirstEnergy customers filed several lawsuits against FirstEnergy and certain current and former directors, officers and other employees, and the complaints in each of these suits is related to allegations in the complaint and supporting affidavit relating to HB 6 and the now former Ohio House Speaker Larry Householder and other individuals and entities allegedly affiliated with Mr. Householder.

•Owens v. FirstEnergy Corp. et al. and Frand v. FirstEnergy Corp. et al. (Federal District Court, S.D. Ohio); on July 28, 2020 and August 21, 2020, purported stockholders of FE filed putative class action lawsuits against FE and certain FE officers, purportedly on behalf of all purchasers of FE common stock from February 21, 2017 through July 21, 2020, asserting claims under Sections 10(b) and 20(a) of the Securities Exchange Act of 1934 and Rule 10b-5 promulgated thereunder, alleging misrepresentations or omissions by FirstEnergy concerning its business and results of operations. These actions have been consolidated and a lead plaintiff has been appointed by the court.
•Gendrich v. Anderson, et al. and Sloan v. Anderson, et al. (Common Pleas Court, Summit County, OH); on July 26, 2020 and July 31, 2020, respectively, purported stockholders of FE filed shareholder derivative action lawsuits against certain FE directors and officers, alleging, among other things, breaches of fiduciary duty. These actions have been consolidated.
•Miller v. Anderson, et al. (Federal District Court, N.D. Ohio); Bloom, et al. v. Anderson, et al.; Employees Retirement System of the City of St. Louis v. Jones, et al.; Electrical Workers Pension Fund, Local 103, I.B.E.W. v. Anderson et al.; Massachusetts Laborers Pension Fund v. Anderson et al.; The City of Philadelphia Board of Pensions and Retirement v. Anderson et al.; Atherton v. Dowling et al; Behar v. Anderson, et al. (U.S. District Court, S.D. Ohio, all actions have been consolidated); beginning on August 7, 2020, purported stockholders of FE filed shareholder derivative actions alleging the board and officers breached their fiduciary duties and committed violations of Section 14(a) of the Securities Exchange Act of 1934. The cases in the Southern District of Ohio have been consolidated and co-lead plaintiffs have been appointed by the court.
•Smith v. FirstEnergy Corp. et al., Buldas v. FirstEnergy Corp. et al., and Hudock and Cameo Countertops, Inc. v. FirstEnergy Corp. et al. (Federal District Court, S.D. Ohio); on July 27, 2020, July 31, 2020, and August 5, 2020, respectively, purported customers of FirstEnergy filed putative class action lawsuits against FE and FESC, as well as certain current and former FirstEnergy officers, alleging civil Racketeer Influenced and Corrupt Organizations Act violations and related state law claims. These actions have been consolidated.
•State of Ohio ex rel. Dave Yost, Ohio Attorney General v. FirstEnergy Corp., et al. and City of Cincinnati and City of Columbus v. FirstEnergy Corp. (Common Pleas Court, Franklin County, OH); on September 23, 2020 and October 27, 2020, the OAG and the cities of Cincinnati and Columbus, respectively, filed complaints against several parties including FE, each alleging civil violations of the Ohio Corrupt Activity Act in connection with the passage of HB 6. The OAG sought a preliminary injunction to prevent each of the defendants, including FE, through the end of 2020, from: (i) contributing to any groups whose purpose is to keep or modify HB 6; (ii) making any public statements for or against any repeal or modification legislation concerning HB 6; (iii) lobbying, consulting, or advising on these matters; or (iv) contributing to any Ohio legislative candidates. The court denied the OAG’s request for preliminary injunctive relief on October 2, 2020. On January 13, 2021, the OAG filed a motion for a temporary restraining order and preliminary

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NOTES TO FINANCIAL STATEMENTS (Continued)
injunction against FirstEnergy seeking to enjoin FirstEnergy from collecting the Ohio Companies' decoupling rider. On January 31, 2021, FE reached a partial settlement with the OAG and the cities of Cincinnati and Columbus with respect to the temporary restraining order and preliminary injunction request and related issues. In connection with the partial settlement, the Ohio Companies filed an application on February 1, 2021, with the PUCO to set their respective decoupling riders (Rider CSR) to zero. On February 2, 2021, the PUCO approved the application of the Ohio Companies setting the rider to zero and no additional customer bills will include new decoupling rider charges after February 8, 2021. The cities of Dayton and Toledo have also been added as plaintiffs to the action. These actions have been consolidated.
•Emmons v. FirstEnergy Corp. et al. (Common Pleas Court, Cuyahoga County, OH); on August 4, 2020, a purported customer of FirstEnergy filed a putative class action lawsuit against FE, FESC, OE, TE and CEI, along with FES, alleging several causes of action, including negligence and/or gross negligence, breach of contract, unjust enrichment, and unfair or deceptive consumer acts or practices. On October 1, 2020, plaintiffs filed a First Amended Complaint, adding as a plaintiff a purported customer of FirstEnergy and alleging a civil violation of the Ohio Corrupt Activity Act and civil conspiracy against FE, FESC and FES.

The plaintiffs in each of the above cases, seek, among other things, to recover an unspecified amount of damages (unless otherwise noted). In addition, on August 10, 2020, the SEC, through its Division of Enforcement, issued an order directing an investigation of possible securities laws violations by FE, and on September 1, 2020, issued subpoenas to FE and certain FE officers. Further, in letters dated January 26 and February 22, 2021, staff of FERC’s Division of Investigations notified FirstEnergy that the Division is conducting an investigation of FirstEnergy’s lobbying and governmental affairs activities concerning HB 6, and staff directed FirstEnergy to preserve and maintain all documents and information related to the same as such have been developed as part of an ongoing audit that is being conducted by FERC’s Division of Audits and Accounting. The outcome of any of these lawsuits, investigations and audit are uncertain and could have a material adverse effect on FE’s or its subsidiaries’ financial condition, results of operations and cash flows. No contingency has been reflected in FirstEnergy’s consolidated financial statements as a loss is neither probable, nor is a loss or range of a loss reasonably estimable.

Internal Investigation Relating to United States v. Larry Householder, et al.

As previously disclosed, a committee of independent members of the Board of Directors is directing an internal investigation related to ongoing government investigations. In connection with FirstEnergy’s internal investigation, such committee determined on October 29, 2020, to terminate FirstEnergy’s Chief Executive Officer, Charles E. Jones, together with two other executives: Dennis M. Chack, Senior Vice President of Product Development, Marketing, and Branding; and Michael J. Dowling, Senior Vice President of External Affairs. Each of these terminated executives violated certain FirstEnergy policies and its code of conduct. These executives were terminated as of October 29, 2020. Such former members of senior management did not maintain and promote a control environment with an appropriate tone of compliance in certain areas of FirstEnergy’s business, nor sufficiently promote, monitor or enforce adherence to certain FirstEnergy policies and its code of conduct. Furthermore, certain former members of senior management did not reasonably ensure that relevant information was communicated within our organization and not withheld from our independent directors, our Audit Committee, and our independent auditor. Among the matters considered with respect to the determination by the committee of independent members of the Board of Directors that certain former members of senior management violated certain FirstEnergy policies and its code of conduct related to a payment of approximately $4 million made in early 2019 in connection with the termination of a purported consulting agreement, as amended, which had been in place since 2013. The counterparty to such agreement was an entity associated with an individual who subsequently was appointed to a full-time role as an Ohio government official directly involved in regulating the Ohio Companies, including with respect to distribution rates. FirstEnergy believes that payments under the consulting agreement may have been for purposes other than those represented within the consulting agreement. Immediately following these terminations, the independent members of its Board appointed Mr. Steven E. Strah to the position of Acting Chief Executive Officer and Mr. Christopher D. Pappas, a current member of the Board, to the temporary position of Executive Director, each effective as of October 29, 2020. Mr. Donald T. Misheff will continue to serve as Non-Executive Chairman of the Board. Additionally, on November 8, 2020, Robert P. Reffner, Senior Vice President and Chief Legal Officer, and Ebony L. Yeboah-Amankwah, Vice President, General Counsel, and Chief Ethics Officer, were separated from FirstEnergy due to inaction and conduct that the Board determined was influenced by the improper tone at the top. The matter is a subject of the ongoing internal investigation as it relates to the government investigations. Additionally, on February 17, 2021, the FE Board appointed Mr. John Somerhalder to the positions of Vice Chairperson of the FE Board and Executive Director of FE, each effective as of March 1, 2021. Mr. Misheff will continue to serve as Non-Executive Chairman of the FE Board and Mr. Pappas will continue to serve on the FE Board as an independent director. Mr. Somerhalder will help lead efforts to enhance FirstEnergy’s reputation.

Other Legal Matters

There are various lawsuits, claims and proceedings related to FET's normal business operations pending against FET or its subsidiaries. The loss or range of loss in these matters is not expected to be material to FET or its subsidiaries. The other potentially material items not otherwise discussed above are described under Note 8, "Regulatory Matters."

FET accrues legal liabilities only when it concludes that it is probable that it has an obligation for such costs and can reasonably estimate the amount of such costs. In cases where FET determines that it is not probable, but reasonably possible that it has a material obligation, it discloses such obligations and the possible loss or range of loss if such estimate can be made. If it were

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NOTES TO FINANCIAL STATEMENTS (Continued)
ultimately determined that FET or its subsidiaries have legal liability or are otherwise made subject to liability, and obligations to upgrade or build transmission facilities, it could have a material adverse effect on FET's or its subsidiaries' financial condition, results of operations and cash flows.
10. TRANSACTIONS WITH AFFILIATED COMPANIES
In addition to the intercompany income tax allocation and short-term borrowing arrangement, FET has other operating expense and interest expense transactions with affiliated companies, primarily the Ohio Companies, Penn, MP, PE, WP and FESC. The primary affiliated-company transactions, including the effects of the transmission arrangements with the Ohio Companies and Penn, during the years ended December 31, 2020, 2019, and 2018, are as follows:

	For the Years Ended December 31,
	2020	2019	2018
	(In millions)
Revenues	$14	$14	$15

Expenses:
Ground lease expense(1)	26	25	25
Support services	169	157	150
Interest income	9	13	10
Interest expense to affiliates	2	3	4
(1) See Note 4, "Leases".

FirstEnergy does not bill directly or allocate any of its costs to any subsidiary company. Costs are allocated from FESC. The majority of costs are directly billed or assigned at no more than cost. The remaining costs are for services that are provided on behalf of more than one company, or costs that cannot be precisely identified and are allocated using formulas developed by FESC. The current allocation or assignment formulas used and their bases include multiple factor formulas: each company's proportionate amount of FirstEnergy's aggregate direct payroll, number of employees, asset balances, revenues, number of customers, other factors and specific departmental charge ratios. Intercompany transactions with FirstEnergy and its other subsidiaries are generally settled under commercial terms within thirty days.

Affiliate accounts receivable and accounts payable balances relate to intercompany transactions that have not yet settled through the FirstEnergy money pool (see Note 7, "Short-Term Borrowings and Bank Lines of Credit").

As of December 31, 2020, 2019, and 2018, FET has $35 million, $32 million, and $43 million, respectively, of affiliated non-current liabilities related to pension and OPEB mark-to-market costs allocated to ATSI and TrAIL.
FET and FirstEnergy's other subsidiaries are parties to an intercompany income tax allocation agreement with FE and its other subsidiaries that provides for the allocation of consolidated tax liabilities. Net tax benefits attributable to FE are generally reallocated to the subsidiaries of FirstEnergy that have taxable income. That allocation is accounted for as a capital contribution to the company receiving the tax benefit (see Note 3, "Taxes").